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Exhibit 99.1

Financial Statements and Report of Independent Registered Public Accounting Firm

PSB Bancorp, Inc. and Subsidiaries

December 31, 2004, 2003 and 2002

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
PSB Bancorp, Inc.

        We have audited the accompanying consolidated balance sheets of PSB Bancorp, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of PSB Bancorp, Inc. as of December 31, 2004 and 2003, and the consolidated results of its operations and its cash flows for the each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in notes B to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" on January 1, 2002.

/s/ GRANT THORNTON LLP
Philadelphia, Pennsylvania
March 31, 2005

PSB BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31,
	2004	2003
	(Dollars in thousands)
ASSETS
Cash and due from banks	$4,355	$3,084
Interest earning deposits with banks	49,964	34,692
Federal funds sold	331	14,632

Total cash and cash equivalents	54,650	52,408

Loans held-for-sale	3,792	51,859
Investment securities available-for-sale, at fair value	94,112	102,882
Investment securities held-to-maturity (fair value of $1,544 and $790 in 2004 and 2003, respectively)	1,533	775
Federal Home Loan Bank Stock—at cost	1,308	1,021
Federal Reserve Bank Stock—at cost	1,139	320
Loans	356,142	240,452
Less allowance for loan losses	(3,157)	(3,069)

Net loans	352,985	237,383
Accrued interest receivable	2,071	2,225
Premises and equipment, net	2,470	2,855
Bank-owned life insurance	12,696	12,224
Other assets	6,321	6,378

Total assets	$533,077	$470,330

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits
Non-interest-bearing	$30,786	$32,806
Interest-bearing (including certificates of deposit over $100 of approximately $63,654 and $24,644 in 2004 and 2003, respectively)	444,494	383,354

Total deposits	475,280	416,160
Securities sold under repurchase agreements	1,105	1,099
Advances from borrowers for taxes and insurance	3,114	2,744
Other liabilities	1,421	3,204

Total liabilities	480,920	423,207
Stockholders' equity
Common stock, no par value; authorized 15,000,000 shares; issued and outstanding, 4,890,543 and 4,530,940 in 2004 and 2003, respectively	45,270	42,179
Retained earnings	8,989	6,919
Accumulated other comprehensive loss	(440)	(199)
Employee stock ownership plan	(1,232)	(1,369)
Treasury stock, at cost, 78,187 and 75,996 shares in 2004 and 2003, respectively	(430)	(407)

Total stockholders' equity	52,157	47,123

Total liabilities and stockholders' equity	$533,077	$470,330

The accompanying notes are an integral part of these statements.

PSB BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Income

	Year ended December 31,
	2004	2003	2002
	(Dollars in thousands)
INTEREST INCOME
Loans, including fees	$23,807	$23,985	$26,364
Investment securities	3,370	3,352	4,232
Deposits in banks	812	990	1,102

Total interest income	27,989	28,327	31,698

INTEREST EXPENSE
Deposits	8,458	9,548	12,927
Borrowings	23	27	325

Total interest expense	8,481	9,575	13,252

Net interest income	19,508	18,752	18,446
PROVISION FOR LOAN LOSSES	235	45	1,437

Net interest income after provision for loan losses	19,273	18,707	17,009

NON-INTEREST INCOME
Service charges on deposit accounts	1,004	1,105	1,665
Loss on sale of loans and real estate owned	(51)	(14)	(16)
Loss on write down of equity investment	(48)	(37)	(32)
Bank-owned life insurance	433	504	560
Other	732	610	904

Total non-interest income	2,070	2,168	3,081

NON-INTEREST EXPENSE
Salaries and employee benefits	9,795	9,543	8,294
Occupancy and equipment	2,380	2,086	1,932
Professional services	918	1,046	1,062
FDIC insurance expense	177	187	73
General insurance expense	306	256	246
Data processing	792	640	677
Directors' fees	338	447	388
Advertising	296	309	257
Other	3,280	3,332	4,155

Total non-interest expense	18,282	17,846	17,084

Income before income tax expense and cumulative effect of accounting change	3,061	3,029	3,006
Net effect of Consolidation of Ironbridge Holding Company	47	—	—

INCOME TAX EXPENSE	1,038	1,024	1,189

Income before cumulative effect of accounting change	2,070	2,005	1,817
CUMULATIVE EFFECT OF ACCOUNTING CHANGE	—	—	1,329

NET INCOME	$2,070	$2,005	$3,146

PER SHARE DATA
Income before cumulative effect of accounting change—basic	$0.47	$0.47	$0.43

Income before cumulative effect of accounting change—diluted	$0.40	$0.46	$0.42

Cumulative effect of accounting change—basic	$—	$—	$0.32

Cumulative effect of accounting change—diluted	$—	$—	$0.32

Net income—basic	$0.47	$0.47	$0.75

Net income—diluted	$0.40	$0.46	$0.74

The accompanying notes are an integral part of these statements.

PSB BANCORP, INC. AND SUBSIDIARIES

Consolidated Statement of Changes in Stockholders' Equity

Years ended December 31, 2004, 2003 and 2002
(Dollars in Thousands)

	Common stock	Retained earnings	Accumulated other comprehensive income (loss)	Unallocated ESOP shares	Treasury stock	Total
Balance at January 1, 2002	$40,994	1,768	167	(1,136)	(378)	41,415
Allocation of ESOP shares	991	—	—	(495)	—	496
Comprehensive income
Net income	—	3,146	—	—	—	3,146
Change in net unrealized loss on securities available-for-sale, net of tax effect	—	—	1,110	—	—	1,110

Total comprehensive income						4,256
Balance at December 31, 2002	41,985	4,914	1,277	(1,631)	(378)	46,167
Allocation of ESOP shares	194	—	—	262	—	456
Purchase of treasury stock					(29)	(29)
Comprehensive income
Net Income	—	2,005	—	—	—	2,005
Change in net unrealized gain on securities available-for-sale, net of tax effect	—	—	(1,476)	—	—	(1,476)

Total comprehensive income						529

Balance at December 31, 2003	42,179	6,919	(199)	(1,369)	(407)	47,123
Allocation of ESOP shares	183	—	—	137	—	320
Issuance of Restricted stock	236	—	—	—	—	236
Purchase of treasury stock	—	—	—	—	(23)	(23)
Exercise of stock options	2,672	—	—	—	—	2,672
Comprehensive income
Net Income	—	2,070	—	—	—	2,070
Change in net unrealized loss on securities available-for-sale, net of tax effect	—	—	(241)	—	—	(241)

Total comprehensive income	—	—	—	—	—	1,829

Balance at December 31, 2004	$45,270	$8,989	$(440)	$(1,232)	$(430)	$52,157

The accompanying notes are an integral part of these statements.

PSB BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Year ended December 31,
	2004	2003	2002
	(Dollars in thousands)
Cash flows from operating activities
Net income	$2,070	$2,005	$3,146
Adjustments to reconcile net income to net cash provided (used in) by operating activities
Provision for possible loan losses	235	45	1,437
Depreciation and amortization	859	928	640
Amortization of (discounts) and accretion of premiums on investment securities	169	(537)	160
Amortization of negative goodwill	—	—	(1,329)
Write-down of real estate owned	17	24	16
Write-down of equity investments	—	—	32
(Gain) loss on sale of real estate	(27)	—	—
Proceeds from sale and amortization of loans held-for-sale	17,159	34,289	31,194
Origination of loans held-for-sale	(43,750)	(67,293)	(32,907)
Deferred income taxes	—	—	449
ESOP expense (credit)	320	456	496
Restricted Stock Expense	236	—	—
(Increase) decrease in accrued interest receivable	154	233	(574)
(Increase) decrease in other assets	(873)	(1,524)	1,665
Decrease in accrued interest payable	—	—	(42)
(Decrease) increase in accrued expenses	(1,783)	(713)	379

Net cash (used in) provided by operating activities	(25,214)	(32,087)	4,762

Cash flows from investing activities
Purchase of investment securities, available-for-sale	(25,845)	(100,304)	(5,000)
Proceeds from maturities and calls of investment securities	33,382	51,011	22,728
Redemption (purchase) of Federal Home Loan Bank Stock	(1,106)	(149)	221
Net decrease (increase) in loans	(40,816)	51,094	7,652
Proceeds from sale of real estate owned	170	92	542
Purchase of premises and equipment	(474)	(796)	(1,119)

Net cash (used in) provided by investing activities	(34,689)	948	25,024

Cash flows from financing activities
Net increase in deposits	59,120	(26,064)	37,664
(Decrease) increase in securities sold under agreements to repurchase	6	24	(12,223)
Treasury stock acquired	(23)	(29)	—
Exercise of Stock options	2,672	—	—
Increase in advances for borrowers' taxes and insurance	370	(653)	286

Net cash provided by (used in) financing activities	62,145	(62,145)	25,727

Net increase in cash and cash equivalents	2,242	(57,861)	55,513
Cash and cash equivalents at beginning of year	52,408	110,269	54,756

Cash and cash equivalents at end of year	$54,560	$52,408	$110,269

The accompanying notes are an integral part of these statements.

PSB BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2004, 2003 and 2002

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        PSB Bancorp, Inc. (the Company), primarily through its subsidiary, First Penn Bank (the Bank) operates twelve branch offices, makes residential, construction, commercial, student and consumer loans to customers and provides community-banking services to individuals and corporate customers principally within Southeastern Pennsylvania and Southern New Jersey. The Company's principal business is the ownership of the Bank.

        The Bank also conducts activities through its subsidiaries; Transnational Mortgage Company (TNMC), a wholly owned subsidiary, which originates residential loans. PSA Financial Corp. (PSA), a wholly owned subsidiary, which originates residential and consumer loans. PSA Service Corp. (PSC), a wholly owned subsidiary, processes all loans for the Bank and the other subsidiaries. Jade Abstract Company, a wholly owned subsidiary, issuing title insurance for residential properties, and Jade Insurance Company, a wholly owned subsidiary, which sells insurance products in an agency status. First Penn Bank Revocable Trust, a wholly owned trust, is the owner and beneficiary of life insurance policies purchased by the trust on a certain group of employees

        The Bank competes with other banking and financial institutions in its primary market communities, including financial institutions with resources substantially greater than its own. Commercial banks, savings banks, savings and loan associations, and credit unions actively compete for savings and time deposits, and for types of loans. Such institutions, as well as consumer finance, insurance, and brokerage firms, may be considered competitors of the Bank with respect to one or more of the services it provides.

        The Bank is subject to regulations of certain state and federal agencies and, accordingly, is periodically examined by those regulatory authorities. As a consequence of the extensive regulation of commercial banking activities, the Bank's business is particularly susceptible to being affected by state and federal legislation and regulations.

  1.    Basis of Financial Statement Presentation

        The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (US GAAP) and predominant practices within the banking industry. The accompanying consolidated financial statements include the accounts of the Company, and all its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated.

        In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheets and the reported amounts of revenues and expenses during the reporting periods. Therefore, actual results could differ significantly from those estimates.

        The principal estimates that are particularly susceptible to significant change in the near term relates to the allowance for loan losses and the valuation of goodwill impairment. The evaluation of the adequacy of the allowance for loan losses includes an analysis of the individual loans and overall risk characteristics and size of the different loan portfolios, and takes into consideration current economic and market conditions, the capability of specific borrowers to pay specific loan obligations, as well as current loan collateral values. However, actual losses on specific loans, which also are encompassed in the analysis, may vary from estimated losses.

        The Company has one operating segment and, accordingly, one reportable segment, "Community Banking." All of the Company's activities are interrelated, and each activity is dependent and assessed based on how each of the activities of the Company supports the other. For example, commercial and industrial lending is dependent upon the ability of the Company to fund itself with retail deposits and other borrowings and to manage interest rate and credit risk. This situation is also similar for consumer and residential and commercial mortgage lending. Accordingly all significant operating decisions are based upon analysis of the Company as one operating segment.

        In May 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS No. 150"). SFAS No. 150 is generally effective for financial instruments entered into or modified after May 31, 2003, and otherwise effective at the beginning of the first interim period beginning after June 15, 2003. Based on the Company's current business operations, the provisions of SFAS No. 150 did not impact the Company's financial condition, results of operations, or disclosures.

  2.    Cash and Cash Equivalents

        Cash and cash equivalents include cash on hand, demand deposits maintained in depository institutions, and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

        At December 31, 2004, the Company maintained a required reserve with the Federal Reserve Bank of approximately $1.1 million.

        Cash paid during the year for interest and income taxes are as follows (in thousands):

	Year ended December 31,
	2004	2003	2002
Interest	$8,481	$9,575	$13,252
Income taxes	$1,038	$1,024	$875

  3.    Investment and Mortgage-Backed Securities

        Investment and mortgage-backed securities are classified in one of three categories: held-to-maturity, trading, or available-for-sale. Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and are reported at amortized cost. As the Company does not engage in security trading, the balance of its debt securities and any equity securities are classified as available-for-sale. Net unrealized gains and losses for such securities, net of tax, are required to be recognized as a separate component of shareholders' equity and excluded from the determination of net income. Gains or losses on the sales of securities available-for-sale are recognized upon realization utilizing the specific identification method.

        SFAS No. 133, as amended by SFAS No. 138, "Accounting for Certain Derivative Financial Instruments and Certain Hedging Activities," established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the Statement of Financial Position and measure those instruments at fair value. The Company adopted

SFAS No. 138 as amended, and the adoption did not have a material impact on its financial position or results of operations.

        The Bank adopted Emerging Issues Task Force (EITF) 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, as of December 31, 2003. EITF 03-1 includes certain disclosures regarding quantitative and qualitative disclosures for investment securities accounted for under SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, that are impaired at the balance sheet date, but an other-than-temporary impairment has not been recognized. In March 2004, the EITF issued a Consensus on Issue 03-1 requiring that the provisions of EITF 03-1 be applied for reporting periods beginning after June 15, 2004 to investments accounted for under SFAS No. 115 and 124. EITF 03-1 establishes a three-step approach for determining whether an investment is considered impaired, whether that impairment is other-than-temporary, and the measurement of an impairment loss. In September 2004, the FASB issued a proposed Staff Position, EITF Issue 03-1-a, Implementation Guidance for the Application of Paragraph 16 of EITF 03-1 (EITF 03-1-a). EITF 03-1-a would provide implementation guidance with respect to debt securities that are impaired solely due to interest rates and/or sector spreads and analyzed for other-than-temporary impairment under paragraph 16 of EITF 03-1. In September 2004, the FASB issued a Staff Position, EITF Issue 03-1-1, Effective Date of Paragraphs 10-20 of EITF Issue No. 03-1 (EITF 03-1-1). FSP EITF Issue No. 03-1-1, Effective Date of Paragraphs 10-20 of EITF Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, delays the effective date of certain provisions of EITF Issue 03-1, including steps two and three of the Issue's three-step approach for determining whether an investment is other-than-temporarily impaired. However, step one of that approach must still be initially applied for impairment evaluations in reporting periods beginning after June 15, 2004. The delay of the effective date for paragraphs 10-20 of EITF Issue 03-1 will be superseded with the final issuance of proposed FSP EITF Issue 03-1-a, Implementation Guidance for the Application of Paragraph 16 of EITF Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." The disclosures under EITF 03-1 are required for financial statements for years ending after December 15, 2003 and are included in these financial statements.

  4.    Variable Interest Entity

        In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46). In general, a variable interest entity is a corporation, partnership, trust or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary if the investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The consolidation requirements of FIN 46 apply immediately to interest entities created after January 31, 2003. We adopted the provisions of FIN 46 effective February 1, 2003 and such adoption did not have a material impact on our consolidated financial statements since we had no variable interest entities that were created after January 31, 2003. In December 2003, the FASB issued FIN 46R with respect to variable interest entities created before January 31, 2003, which among other things revised the implementation date to the first fiscal year or interim period ended after March 15, 2004, with the exception of Special Purpose Entities (SPE). The Company currently has no

SPE's. The Company anticipates it will be required to consolidate its investment in Iron Bridge Holdings, Inc. (Iron Bridge) for the first quarter of 2004. Prior to FIN 46 and 46R, the Company accounted for its investment in Iron Bridge under the equity method of accounting. The company's investment in Iron Bridge is more fully discussed in Note F to the consolidated financial statements.

  5.    Loans and Allowance for Loan Losses

        Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding principal adjusted for any charge-offs, the allowance for loans losses and any deferred fees or costs on originated loans. Interest on loans is accrued and credited to operations based upon the principal amounts outstanding.

        Loan fees and certain direct loan origination costs are deferred and the net fee or cost is recognized as an adjustment of the loan yield over the contractual life of the loan using the interest method. When a loan is sold, unamortized net fees are recognized as income. Other loan fees and charges representing service costs for the prepayment of loans, for delinquent payments or for miscellaneous loan services are recognized when collected. Commitment fees and costs relating to commitments whose likelihood of exercise is remote are recognized over the commitment period on a straight-line basis. If the commitment is subsequently exercised during the commitment period, the remaining unamortized commitment fee at the time of exercise is recognized over the life of the loan as an adjustment of yield.

        The allowance for loan losses is established through a provision for loan losses charged to expenses. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb loan losses on existing loans that may become uncollectible based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrower's ability to pay.

        Accrual of interest is discontinued on a loan when principal and interest become 90 days or more past due and when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. Once a loan is placed on non-accrual status, interest previously accrued and uncollected is charged to operations and interest is included in income thereafter only to the extent actually received in cash. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions or any of the other factors used in management's determination. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for losses on loans. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

        The Company accounts for its impaired loans in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No 118, "Accounting by Creditors for Impairment of a Loan—Income Recognition and Disclosures." This standard requires that a creditor measure impairment based on the present value of expected future cash flows discounted at the loan's effective interest rate, except that, as a practical expedient, a creditor may measure impairment based on a loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. Regardless of the measurement method, a creditor must measure impairment based on the fair value of the collateral when the creditor determines that foreclosure is probable.

        In November 2002, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 45 ("FIN No. 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." On January 1, 2003 the Company adopted the disclosure provisions of FIN No. 45 for guarantees issued or modified after December 31, 2002, and adopted the initial recognition and measurement provisions on January 1, 2003. Adoption of the initial recognition and measurement provisions did not affect the Company's financial condition or results of operations. While certain guarantees are only subject to the disclosure provisions of this interpretation, others are subject to both the disclosure and initial recognition and measurement provisions. For guarantees that fall within the scope of the initial recognition and measurement provisions, FIN No. 45 requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. Under the previous accounting rules, the Company did not record a liability when guaranteeing obligations unless it became probable that the Company would have to perform under the guarantee. The adoption of FIN No. 45 did not have a material impact on the consolidated financial statements or results operation.

        In October 2003, the AICPA issued SOP No. 03-3 "Accounting for Loans or Certain Debt Securities Acquired in a Transfer". SOP No. 03-3 applies to a loan with the evidence of deterioration of credit quality since origination acquired by completion of a transfer for which it is probable at acquisition, that the Company will be unable to collect all contractually required payments receivable. SOP No. 03-3 requires that the Company recognize the excess of all cash flows expected at acquisition over the investor's initial investment in the loan as interest income on a level-yield basis over the life of the loan as the accretable yield. The loan's contractual required payments receivable in excess of the amount of its cash flows excepted at acquisition (nonaccretable difference) should not be recognized as an adjustment to yield, a loss accrual or a valuation allowance for credit risk. SOP No. 03-3 is effective for loans acquired in fiscal years beginning after December 31, 2004. Early adoption is permitted. Management is currently evaluating the provisions of SOP No. 03-3.

        On March 9, 2004, the SEC Staff issued Staff Accounting Bulletin No. 105, "Application of Accounting Principles to Loan Commitments" ("SAB 105"). SAB 105 clarifies existing accounting practices relating to the valuation of issued loan commitments, including interest rate lock commitments ("IRLC"), subject to SFAS No. 149 and Derivative Implementation Group Issue C13, "Scope Exceptions: When a Loan Commitment is included in the Scope of Statement 133." Furthermore, SAB 105 disallows the inclusion of the values of a servicing component and other internally developed intangible assets in the initial and subsequent IRLC valuation. The provisions of SAB 105 were effective for loan commitments entered into after March 31, 2004. The Company has adopted the provisions of SAB 105 which did not have a material effect on either the Company's consolidated financial position or consolidated results of operations.

  6.    Loans Held-for-Sale

        Loans held-for-sale are carried at the lower of cost or fair value. Management has determined, using an aggregate asset basis, that the cost of loans held for sale approximate fair value at December 31, 2004 and 2003. Accordingly, no loss has been recognized on loans held-for-sale. At December 31, 2004 and 2003, The Company serviced $36,982 and $36,778,000 loans, respectively for others. The capitalized servicing asset was $161,000 and $178,000 at December 31, 2004 and 2003, respectively.

        The Company accounts for its transfers and servicing assets in accordance with SFAS No. 140, "Accounting for Transfers of Financial Assets and Extinguishments of Liabilities," which revised the accounting and reporting for transfers and servicing of financial assets and extinguishments of liabilities.

        Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or estimated fair value. Gains and losses on the sales of loans are also accounted for in accordance with SFAS No. 134, "Accounting for Mortgage Securities Retained after the Securitizations of Mortgage Loans Held-for-Sale by a Mortgage Banking Enterprise." This statement requires that an entity engaged in mortgage banking activities classify the retained mortgage-backed security or other interest, which resulted from the securitizations of a mortgage loan held-for-sale based upon its ability and intent to sell or hold these investments.

        In April 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 149 "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS No. 149"). SFAS No. 149 is generally effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. All provisions of this Statement shall be applied prospectively. Based on the Company's current business operations, the adoption of the provisions of SFAS No. 149 did not materially impact the Company's financial condition, results of operations, or disclosures.

  7.    Other Real Estate Owned

        Real estate acquired by the Bank as a result of foreclosure is classified as other real estate owned ("REO") until it is sold. The REO is initially recorded at the lower of the related loan balance or fair value of the property at the date acquired. If the value of the property is less than the loan, less any related specific loan loss provisions, the difference is charged against the allowance for loan losses. Any subsequent write-down of REO is charged against earnings. The Bank had $422,000 and $374,000 of property acquired as a result of foreclosure at December 31, 2004 and 2003.

  8.    Bank-Owned Life Insurance (BOLI)

        BOLI involves the purchasing of life insurance by the Company's wholly owned trust First Penn Bank Revocable Trust on a chosen group of employees. The Company is the owner and beneficiary of the policies. This pool of insurance, due to tax advantages to the Banks, is profitable to the Company. Bank deposits fund BOLI and the earnings from BOLI are recognized as non-interest income.

  9.    Premises and Equipment

        Premises and equipment are stated at cost less accumulated depreciation. Depreciation is charged to operations on a straight-line basis over the estimated useful lives of the assets.

        On January 1, 2002, the Company adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," was issued. SFAS No. 144 retains the existing requirements to recognize and measure the impairment of long-lived assets to be held and used or to be disposed of by sale. SFAS No. 144 also changes the requirements relating to reporting the effects of a disposal or discontinuation of a segment of a business. The adoption of this statement did not have an impact on the financial condition or results of operations of the Company.

  10.    Income Taxes

        Under the liability method deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense is the result of changes in deferred tax assets and liabilities.

        The Company and its subsidiaries file a consolidated federal income tax return and the amount of income tax expense or benefit is computed and allocated on a separate return basis.

  11.    Earnings Per Share

        The Company follows the provisions of SFAS No. 128, "Earnings Per Share." Basic EPS excludes dilution and is computed by dividing income available to common shareholders by the weighted average common shares outstanding during the period. Diluted EPS takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock. EPS is computed based on the weighted-average number of shares of common stock outstanding.

        In May 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS No. 150"). SFAS No. 150 is generally effective for financial instruments entered into or modified after May 31, 2003, and otherwise effective at the beginning of the first interim period beginning after June 15, 2003. Based on the Company's current business operations, the provisions of SFAS No. 150 did not impact the Company's financial condition, results of operations, or disclosures

  12.    Advertising Costs

        The Company expenses advertising costs as incurred.

  13.    Accounting for Stock-Based Compensation

        The Company follows SFAS No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS No. 148, which allows an entity to use a fair value-based method for valuing stock-based compensation, which measures compensation cost at the grant date based on the fair value of the award. Compensation is then recognized over the service period, which is usually the vesting period.

Alternatively, the statement permits entities to elect accounting for employee stock options and similar instruments under Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." The Company's stock option plans are accounted for under APB Opinion No. 25. Entities that continue to account for stock options using APB Opinion No. 25 are required to make pro forma disclosures of net income and earnings per share, as if the fair value-based method of accounting defined in SFAS No. 123 had been applied.

        At December 31, 2002, the Company's four Option Plans provide for the grant of (i) options to purchase Common Stock intended to qualify as incentive stock options (Incentive Stock Option) under Section No. 422 of the Code, and (ii) options that do not so qualify (Nonqualified Stock Options). Pursuant to the Option Plans, 1,653,315 shares of Common Stock (subject to adjustment) are reserved for issuance by the Company upon exercise of stock options to be granted to certain officers and employees of the Company from time to time under the Option Plans. As of December 31, 2003, 308,315 were granted. The purpose of the Option Plans is to give certain officers and employees an opportunity to acquire common stock and thereby help the Company attract, retain and motivate key employees and officers. As of December 31, 2003, 2,143 options in connection with the First Bank acquisition remain outstanding.

        In December 2004, the FASB issued SFAS No. 123R, "Share-Based Payment" (SFAS 123R). This statement is a revision of SFAS No. 123, "Accounting for Stock-Based Compensation," and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees." SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The provisions of this statement are effective for interim or annual periods beginning after June 15, 2005. The Company is currently evaluating the provisions of this revision to determine the impact on its consolidated financial statements. It is, however, expected to have a negative effect on consolidated net income.

        The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based compensation:

	Year Ended December 31,
	2004	2003	2002
Net income
As reported	$2,070	$2,005	$3,146
Less stock-based compensation costs determined under the fair value-based method for all awards	(2,334)	(65)	(65)

Pro forma	$(264)	$1,866	$3,081

Basic earnings per share
As reported	$0.47	$0.47	$0.75
Pro forma	$(0.06)	$0.46	$0.73
Diluted earnings per share
As reported	$0.40	$0.46	$0.74
Pro forma	$(0.05)	$0.45	$0.72

  14.    Employee Benefit Plans

        The Company has certain employee benefit plans covering substantially all employees. The Company accrues such costs as incurred.

        The Company follows the disclosure provisions of SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which was revised in December 2003. SFAS No. 132, as revised, requires additional employers' disclosures about pension and other postretirement benefit plans as of December 31, 2004. Certain disclosures related to estimated future benefit payments are effective for fiscal years ending after June 14, 2004. Net pension expense consists of service cost, interest cost, return on pension assets and amortization of unrecognized initial net assets. The Company accrues its post retirement benefit costs and other benefit plan costs as incurred.

  15.    Comprehensive Income

        The Company reports comprehensive income, which includes net income, as well as certain other items, which result in a change to equity during the period. The income tax effects allocated to comprehensive income are as follows:

	December 31, 2004
	Before tax amount	Tax benefit	Net of tax amount
	(in thousands)
Unrealized loss on securities
Unrealized holding losses arising during period	$(313)	$(72)	$(241)

Other comprehensive loss, net	$(313)	$(72)	$(241)

	December 31, 2003
	Before tax amount	Tax savings	Net of tax amount
	(in thousands)
Unrealized gains on securities
Unrealized holding gains arising during period	$(2,285)	$(809)	$(1,476)

Other comprehensive income, net	$(2,285)	$(809)	$(1,476)

	December 31, 2002
	Before tax amount	Tax savings	Net of tax amount
	(in thousands)
Unrealized gains on securities
Unrealized holding gains arising during period	$1,682	$(572)	$1,110

Other comprehensive income, net	$1,682	$(572)	$1,110

  16.    Reclassifications

        Certain 2002 amounts have been reclassified to conform to the 2003 presentation.

NOTE B—ACQUISITION

        On June 29, 2001, the Company acquired JADE Financial Corp. (Jade) and its wholly owned subsidiary, IGA in a cash transaction valued at approximately $25 million. The acquisition was accounted for using the purchase method. Each outstanding share of Jade common stock, other than those shares held by the JADE Employee Stock Ownership Plan (the JADE ESOP), were automatically converted into the right to receive a cash payment equal to $13.55 per share of Company common stock, equal to an exchange ratio of 2.667 shares of Company common stock for each share of Jade common Stock held by the JADE ESOP and the JADE ESOP Participants. The conversion of the JADE ESOP resulted in the issuance of 375,717 shares of Company common stock held in treasury and the redemption of 8,127 shares for approximately $110,000 in cash.

        The acquisition of Jade resulted in the Company recording negative goodwill of approximately $1,752,000. The negative goodwill was being amortized over ten years on a straight-line basis during the year ended December 31, 2001, and resulted in income of approximately $73,000. On January 1, 2002, after reducing the carrying value of the acquired deferred tax asset of JADE by approximately $350,000, PSB recognized, as a cumulative effect of an accounting change, approximately $1.3 million of unamortized negative goodwill, in conjunction with the adoption of SFAS No. 142, "Goodwill and Other Intangible Assets."

NOTE C—INVESTMENT SECURITIES

        The following tables present the amortized cost, gross unrealized gains and losses and fair values of the Company's investment securities available-for-sale and held-to-maturity as of December 31, 2004 and 2003 (in thousands):

	December 31, 2004
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Investment securities available-for-sale
Mutual funds	$2,354	—	31	$2,323
State and municipal obligations	500	2	—	502
FHLB Notes	54,984	—	759	54,225

	57,838	2	790	57,050
Mortgage-backed securities available-for-sale
FNMA certificates	22,716	324	253	22,787
GNMA certificates	1,921	83	—	2,004
FHLMC Certificates	12,300	98	127	12,271

	36,937	505	380	37,062

	$94,775	$507	$1,170	$94,112

Mortgage-backed-securities held-to-maturity
FHLMC Certificates	971	—	—	971

GNMA Certificates	562	20	9	573

	$96,308	$527	$1,179	$95,656

	December 31, 2003
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Investment securities available-for-sale
Mutual funds	$2,354	$6	$19	$2,341
State and municipal obligations	2,506	64	—	2,570
FHLB Notes	49,991	—	930	49,061

	54,851	70	949	53,972
Mortgage-backed securities available-for-sale
FNMA certificates	25,995	577	152	26,420
GNMA certificates	3,791	117	—	3,908
FHLMC Certificates	18,595	165	178	18,582

	48,381	859	330	48,910

	$103,232	$929	$1,279	$102,882

Mortgage-backed-securities held-to-maturity
GNMA Certificates	$775	$28	$13	$790

	$775	$28	$13	$790

        The amortized cost and fair value of the Company's investment securities at December 31, 2004, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties (in thousands).

	Available-for-sale		Held-to-maturity
	Amortized cost	Fair value	Amortized cost	Fair value
Due in one year or less	$2,354	$2,323	$—	$—
Due after one year through five years	44,992	44,393	—	—
Due after five years through ten years	9,992	9,832	—	—

	57,338	56,548	—	—
Due after ten years	500	502	—	—
Mortgage-backed securities	36,937	37,062	1,533	1,544

	$94,775	$94,112	$1,533	$1,544

        No investment securities were pledged to secure public funds at December 31, 2004. The table below indicates the length of time individual securities have been in a continuous unrealized loss position at December 31, 2004. (in thousands):

		Less than 12 months		12 months or longer		Total
Description of Securities	Number of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(in thousands)
U.S. FHLB notes	4	$—	$—	$39,233	$(790)	$39,233	$(790)
Mortgage-backed securities	9	4,582	(111)	23,963	(269)	28,545	(380)

Total temporarily impaired investment securities	13	$4,582	$(111)	$63,196	$(1,059)	$67,778	$(1,170)

        In management's opinion, the unrealized losses reflect changes in interest rates subsequent to the acquisition of specific securities. There were 13 securities in the less than twelve months category. The Company has the ability to hold these securities until maturity or market price recovery. Management believes that the unrealized losses represent temporary impairments of the securities.

NOTE D—LOANS

        Loans are as follows:

	December 31,
	2004	2003
	(in thousands)
Real estate loans
One-to-four family	$140,459	$65,385
Multifamily	18,888	14,055
Construction loans	21,854	18,444
Non-residential	132,066	97,011
Student loans	7,477	4,655
Consumer loans	14,039	19,407
SBA loans	4,157	7,352
Commercial loans	17,282	14,502

	356,222	240,811
Unearned fees and discounts	(80)	(359)
Allowance for loan losses	(3,157)	(3,069)

Loans	$352,985	$237,383

        In the ordinary course of business, the Company has granted loans to shareholders, officers, directors, and their affiliates. All loan transactions entered into between the Company and such related parties were made on the same terms and conditions as transactions with all other parties. In management's opinion, such loans are consistent with sound banking practices and are within applicable regulatory lending limitations. The aggregate approximate amount of these loans outstanding at December 31, 2004 and 2003 was $2.9 million and $3.1 million, respectively. New loans and repayments amounted to approximately $510,000 and $513,000, respectively, during the year ended December 31, 2004.

        Non-performing assets include loans past due 90 days or more, nonaccrual loans, impaired loans and other real estate owned. The aggregate amount of these assets at December 31, 2004 and 2003 were approximately $0, $3,633,000, $0, $422,000 and $0, $5,203,000, $0, $374,000, respectively.

        As of December 31, 2004, 2003 and 2002, interest accrued on nonaccrual loans totaled $0, $324,000 and $346,000, respectively.

        At December 31, 2004, the Company's impaired loans consisted of 21 commercial real estate loans with a total recorded balance of approximately $3.2 million for which specific allowances of approximately $363,000 have been established. At December 31, 2003, the Company's impaired loans consisted of 54 commercial real estate loans with a total recorded balance of approximately $3.7 million for which specific allowances of approximately $961,000 have been established. The average investment in impaired loans for the years ended December 31, 2004, 2003 and 2002 was approximately $2.7 million, $3.7 million, and $3.5 million respectively.

        Changes in the allowance for loan losses were as follows:

	Year Ended December 31,
	2004	2003	2002
	(in thousands)
Balance at the beginning of the year	$3,069	$3,603	$2,871
Provision for loan loss	235	45	1,437
Recoveries of loans previously charged off	215	183	151
Charged off	(362)	(762)	(856)

Balance at end of year	$3,157	$3,069	$3,603

NOTE E—PREMISES AND EQUIPMENT

        Premises and equipment are as follows:

		December 31,
	Estimated useful lives
		2004	2003
		(in thousands)
Land	Indefinite	$10	$10
Buildings and improvements	25-50	2,222	2,007
Furniture, fixtures and equipment	3-10	6,297	6,039

		$8,529	8,056

Less accumulated depreciation		(6,059)	(5,201)

		$2,470	$2,855

        Depreciation and amortization charged to operations amounted to approximately $859,000, $928,000 and $640,000 for the years ended December 31, 2004, 2003 and 2002, respectively. Depreciation and amortization charged to operations in the current year consisted of additions of approximately $474,000 and disposals of leasehold improvements of $0.

NOTE F—VARIABLE INTEREST ENTITY

        In January 29, 1999, PSB purchased 1,600,000 shares of Series A Convertible Preferred Stock, $.01 par value per share, (the "Preferred Stock") of McGuire Performance Solutions, Inc. ("MPS"). PSB purchased the shares for $.78125 per share for a total cost of $1,250,000. In 2000, MPS changed its name to Iron Bridge Holdings, Inc. ("Iron Bridge") and formed two new subsidiaries, one adopting the MPS name and the other, Avanti Capital, Inc, a registered investment advisory company. During the year ended December 31, 2001, and 2000, PSB purchased an additional 375,000 shares and 500,000 shares, respectively, of the Preferred Stock for $1.00 per share for a total cost $875,000. On December 27, 2002, the founding shareholders of Iron Bridge purchased from PSB 304,350 shares of preferred stock for $0.88 per share, which was the average cost per share paid by PSB for these shares. PSB currently owns 87.7% of the Preferred Stock, which represents a 49.9% fully diluted ownership interest in Iron Bridge. The Iron Bridge subsidiary, MPS, is a nationally recognized firm delivering cost-effective solutions for high performance total balance sheet management to banks, thrifts, credit unions and other financial institutions.

        In the first quarter of 2004 PSB adopted FASB interpretation No. 46(R) Consolidation of Variable Interest Entities ("FIN 46(R)"). In applying FIN 46(R), it was determined that PSB, as the largest shareholder and virtually Iron Bridge's only financial resource, would absorb a majority of Iron Bridge's expected losses. Therefore, it was PSB's conclusion that in accordance with FIN 46(R), Iron Bridge is a variable interest entity and thus PSB was required to consolidate the financial results of Iron Bridge during the first quarter of 2004.

        The consolidation of Iron Bridge as of September 30, 2004, resulted in PSB recording goodwill of $1,424,957 and minority interest of $168,320. PSB accounts for goodwill in accordance with SFAS 142, "Goodwill and Other Intangible Assets". Goodwill is now subject to impairment testing at least annually to determine whether write-downs of the recorded balances are necessary. PSB tests for impairment based on the goodwill maintained at each defined reporting unit. A fair value is determined for each reporting unit based on at least one of three various market valuation methodologies. If the fair value of the reporting unit exceeds its then book value, no write-down of recorded goodwill is necessary. If the fair value of a reporting unit is less, an expense may be required on PSB's books to write down the related goodwill to the proper carrying value. As of December 31, 2004, PSB completed its transitional testing, and determined that no impairment write-off was necessary. No assurance can be given that future goodwill impairment tests will not result in a charge to earnings.

NOTE G—DEPOSITS

        Deposits are summarized as follows:

	December 31,
	2004	2003
	(in thousands)
Demand	$30,786	$32,806
NOW	27,040	18,022
Money Market and Statement Savings	111,838	136,553
Passbook savings	30,369	32,338
Certificates of deposit	275,247	196,441

	$475,280	$416,160

        At December 31, 2004, scheduled maturities of certificates of deposit are as follows (in thousands):

2005	$149,004
2006	80,688
2007	35,880
2008	6,589
2009	2,453
Thereafter	633

$275,247

NOTE H—BORROWING

  1.    Federal Home Loan Bank Advances

        Under an agreement with the Federal Home Loan Bank of Pittsburgh (FHLB), the Company has a line of credit available in the amount of approximately $231,023,000. As of December 31, 2004 and 2003, there was no amount outstanding throughout the year on this line of credit, respectively. All FHLB advances are collateralized by a security agreement covering qualifying mortgage loans and unpledged treasury, agency and mortgage-backed securities which at December 31, 2004, had a combined carrying value of approximately $271,216,000. In addition, all FHLB advances are secured by the FHLB stock owned by the Company.

  2.    Securities sold under agreements to repurchase

        Securities sold under repurchase agreements are as follows:

	Year Ended December 31,
	2004	2003	2002
	(Dollars in thousands, except percentages)
Balance at year-end	$1,105	$1,099	$1,075
Average during the year	1,109	1,092	13,375
Maximum month-end balance	1,111	1,099	13,577
Weighted average rate during the year	1.92%	2.47%	2.42%
Rate at December 31	2.14%	1.88%	2.52%

NOTE I—INCOME TAXES

        The components of the provision for income taxes are as follows (in thousands):

	Year Ended December 31,
	2004	2003	2002
Current
Federal	$860	$695	$100
State and local	155	113	92

	1,015	808	192

Deferred
Federal	178	216	997
State and local	—	—	—

	178	216	997

Total income tax expense	$1,193	$1,024	$1,189

        A reconciliation between the reported income tax expense and the amount computed by multiplying income before income tax by the Federal statutory income tax rate is as follows (in thousands):

	Year Ended December 31,
	2004	2003	2002
Expected statutory income tax expense	$1,109	$1,068	$1,022
Increase (decrease) in taxes resulting from State and local taxes on income	102	76	61
Non-taxable income	(38)	(222)	(256)
Non-deductible expenses	20	102	297
Other	—	—	65

Total income tax expense	$1,193	$1,024	$1,189

        Net deferred tax assets consist of the following (in thousands):

	December 31,
	2004	2003
Deferred tax assets (Liabilities)
Allowance for loan losses	$959	$866
Non-accrual interest	390	375
Depreciation	617	656
Net operating loss carry forwards	321	507
Unrealized losses (gains) on investment securities available-for-sale	223	151
Other	13	(39)

Net deferred tax asset, included in other assets	$2,523	$2,516

        The Bank is not required to recapture approximately $2.5 million of its tax bad debt reserve, attributable to bad debt deductions taken by it prior to 1988, as long as the Bank continues to operate as a bank under federal tax law and does not use the reserve for any other purpose. In accordance with SFAS No. 109, the Bank has not recorded any deferred tax liability on this portion of its tax bad debt reserve. The tax that would be paid were the Bank ultimately required to recapture that portion of the reserve, would amount to approximately $800,000. At December 31, 2003, the Bank has net operating loss carryover of about $1.3 million expiring in 2020.

NOTE J—EARNINGS PER SHARE

        PSB has appealed the U.S. District Court for the Eastern District of Pennsylvania's ruling in favor of the plaintiffs' motion for summary judgment regarding the validity of 895,240 stock options previously declared void by PSB. Pending the outcome of the appeal, PSB and the plaintiffs have entered into an agreement whereby shares of PSB common stock have been issued to the plaintiffs at the strike price of the contested options. However, both the shares of common stock and the proceeds of the exercise of the options have been escrowed pending the outcome of the appeal.

        The following table illustrates the required disclosure of the numerators and denominators of the basic and diluted EPS computation. The computation of dilutive earnings per share now includes 895,240 shares of the 1,371,200 options which were issued in connection with the 1999 First Bank of Philadelphia acquisition and were originally deemed invalid by management. These shares are considered to be contingently issuable shares and are required to be included in the calculation of diluted EPS and excluded from the calculation of basic EPS for the three and nine month period ended September 30, 2004, because they currently are held in escrow and all or part may be returned pending the outcome of the appeal of the court ruling which rendered the options valid.

	Year ended December 31, 2004
	Income (numerator)	Weighted average shares (denominator)	Per share amount
	(in thousands, except per share data)
Basic earnings per share
Income available to common stockholders	$2,070	4,425	$0.47
Effect of dilutive securities
Stock options	—	791	$(0.07)

Diluted earnings per share
Income available to common stockholders plus effect of dilutive securities	$2,070	5,216	$0.40

        No options to purchase shares of common stock were anti-dilutive for the year ended December 31, 2004.

	Year ended December 31, 2003
	Income (numerator)	Weighted average shares (denominator)	Per share amount
	(in thousands, except per share data)
Basic earnings per share
Income available to common stockholders	$2,005	4,250	$0.47
Effect of dilutive securities
Stock options	—	100	(0.01)

Diluted earnings per share
Income available to common stockholders
Plus effect of dilutive securities	$2,005	4,350	$0.46

        No options to purchase shares of common stock were anti-dilutive for the year ended December 31, 2003.

	Year ended December 31, 2002
	Income (numerator)	Weighted average shares (denominator)	Per share amount
	(in thousands, except per share data)
Basic earnings per share
Income before cumulative effect of accounting change	$1,817		$0.43
Cumulative effect of accounting change	1,329		0.32

Income available to common stockholders	$3,146	4,194	$0.75

Effect of dilutive securities
Stock options		75

Diluted earnings per share
Income before cumulative effect of accounting change	$1,817		—
Cumulative effect of accounting change	1,329		(0.01)

Income available to common stockholders
Plus effect of dilutive securities	$3,146	4,269	$0.74

        Options to purchase 7,048 shares of common stock with exercise prices ranging from $5.35 to $5.38 per share were not included in the computation of diluted EPS for the year ended December 31, 2001 because the exercise price was greater than the average market price of the common stock.

NOTE K—FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

        The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The Company's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

        The Company had the following off-balance-sheet financial instruments whose approximate contract amounts represent credit risk at the dates indicated:

	December 31,
	2004	2003
	(in thousands)
Commitments to extend credit	$27,980	$34,997
Unused lines of credit	34,525	27,709
Standby letters of credit	3,286	2,346

	$65,791	$65,052

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include Small Business Administration guarantees, deposit accounts at the Company, marketable securities, personal or commercial real estate, accounts receivable, inventory, and equipment.

        Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support contracts entered into by customers. Most guarantees extend for one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds collateral to support these commitments.

        The Company issues financial and performance standby letters of credit, both of which are subject to the disclosure and initial recognition and measurement provisions of FIN No. 45. Financial and performance standby letters of credit are conditional commitments issued by the Company to assure the financial and performance obligations of a customer to a third party. At December 31, 2004, and 2003, the Company was contingently liable on financial and performance standby letters of credit totaling $3.3 million and $2.3 million, respectively, $1.4 million of which were originated during 2004. The Company's commitments under standby letters of credit expire at various dates through 2005. Amounts due under these letters of credit would be reduced by any proceeds that the Company would be able to obtain in liquidating the collateral for the loans, which varies depending on the customer.

The Company generally holds collateral and/or obtains personal guarantees supporting these commitments. Collateral held for these commitments at December 31, 2004 varied from 0 to 100% and averaged 98.0%.

        The Bank grants mortgage, consumer and construction loans primarily to customers in Southeastern Pennsylvania and Southern New Jersey. Although the Bank has a diversified loan portfolio, a substantial portion of its customers' ability to honor their contracts is dependent upon the local economy. The Bank's net investment in loans is subject to a significant concentration of credit risk given that the investment is primarily within a specific geographic area.

NOTE L—COMMITMENTS AND CONTINGENCIES

  1.    Lease obligations

        The Company has entered into several non-cancelable operating lease agreements for its facilities. Additionally, the Company is responsible for pro rata operating expense escalations. The approximate minimum annual rental payments at December 31, 2004, under these leases are as follows:

(in thousands)
2005	$901
2006	618
2007	424
2008	390
2009	375
Thereafter	803

$3,511

        Lease expense was approximately $905,000, $887,000, and $740,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

  2.    Litigation

        In the fourth quarter of 2001, PSB declared 1,371,200 options previously issued by First Bank of Philadelphia to be void because PSB believes, among other reasons, that these options were unlawfully and improperly granted.

        On March 6, 2002, certain of the purported option holders brought an action in United States District Court for the Eastern District of Pennsylvania (the "Court") to have the voided options declared valid and enforceable, or, alternatively, seeking aggregate damages of not less than $4.3 million.

        On April 1, 2004, the Court granted the plaintiffs' motion for summary judgment in an action in which the plaintiffs sought to have certain stock options, previously voided by PSB Bancorp, Inc., to be declared enforceable. On April 5, 2004, PSB appealed the court's decision to the United States Court of Appeals for the Third Circuit (the "Appeals Court"). Pending the outcome of the appeal, PSB agreed to allow the purported option holders to exercise the options with the resulting shares and exercise consideration being placed in escrow. Subsequently, on February 15, 2005, the Appeals Court upheld the grant of summary judgment for the plaintiffs. On February 28, 2005, PSB filed a motion for rehearing with the Appeals Court in which PSB avers that, based on recently discovered information, the court lacks jurisdiction because at least one of the plaintiffs is a Pennsylvania resident and therefore diversity of citizenship is absent.

        On June 17, 2004 and September 7, 2004, the purported holders of the additional 475,960 voided options not subject to the initial suit filed separate actions in the Court to have the voided options declared valid and enforceable. These actions only effect 475,960 of the 1,371,200 options previously declared void by PSB. PSB has filed a motion to dismiss both actions for lack of jurisdiction arising from a lack of diversity.

        On December 28, 2004, PSB received a shareholder demand letter (the "Demand Letter") from Mr. David C. Berger, Esq., of Robinson Brog Leinwand Greene Genovese & Cluck P.C., counsel for the purported holders of the voided options ("Option Counsel"), and counsel for Wellington Limited Partnership, a purported shareholder of PSB, requesting that the board of directors prosecute certain actions or take certain corrective measures. A shareholder derivative action is an action brought by a shareholder in the name of the corporation to recover alleged damages incurred by the corporation as a result of the actions of its directors, officers or third parties. Under Pennsylvania law, initially a committee of independent directors must determine whether to proceed with any action. On January 20, 2005, the board of directors of PSB appointed a special committee composed of three independent directors. The independent directors appointed to the special committee are Dennis Wesley, James W. Eastwood, and James Kenney. The special committee was charged with (i) investigating the allegations in the Demand Letter, (ii) preparing and presenting a report to the full board of directors of the results of their investigation, and (iii) making a recommendation to the full board of directors as to whether or not to proceed with a shareholder derivative action. The special committee has engaged separate legal counsel to assist it in the preparation of its report. If any action is recommended by the special committee, any recovery would be for the benefit of PSB. Option Counsel was informed of the formation of the special committee.

        On March 17, 2005, prior to the conclusion of the formal review by the special committee, Option Counsel brought a shareholder derivative action on behalf of two of the purported option holders in the Court against the members of PSB's board of directors for breach of fiduciary duty and self dealing relating to the purported fraudulent solicitation of shareholder approval of PSB's 2001 Stock Incentive Plan (the "SIP"). This is one of the items contained in the Demand Letter. Plaintiffs are seeking a judgment declaring the SIP null and void and an injunction preventing the issuance or exercise of any additional options under the SIP. This matter will also be reviewed by the special committee formed in response to the Demand Letter. PSB unequivocally denies the allegations and intends to vigorously defend the action. However, there can be no assurance regarding the eventual outcome of this litigation.

        Periodically, there have been various claims and lawsuits involving PSB, such as claims to enforce liens, condemnation proceedings on properties in which PSB holds security interests, claims involving the making and servicing of real property loans, and other issues incident to PSB's business. At this time, there are no such claims or proceedings that are material to the operations of PSB.

NOTE M—FAIR VALUE OF FINANCIAL INSTRUMENTS

        SFAS No. 107 requires disclosure of the estimated fair value of an entity's assets and liabilities considered to be financial instruments. For the Company, as for most financial institutions, the majority of its assets and liabilities are considered financial instruments as defined in SFAS No. 107. However, many such instruments lack an available trading market, as characterized by a willing buyer and seller engaging in an exchange transaction. Therefore, the Company had to use significant estimations and present value calculations to prepare this disclosure, as required by SFAS No. 107. Accordingly, the information presented below does not purport to represent the aggregate net fair value of the Company.

        Changes in the assumptions or methodologies used to estimate fair values may materially affect the estimated amounts. Also, management is concerned that there may not be reasonable comparability between institutions due to the wide range of permitted assumptions and methodologies in the absence of active markets. This lack of uniformity gives rise to a high degree of subjectivity in estimating financial instrument fair values.

        Estimated fair values have been determined by the Company using the best available data and an estimation methodology suitable for each category of financial institutions. The estimation methodologies used, the estimated fair values, and recorded book balances at December 31, 2004 and 2003, respectively, are outlined below.

        For cash and due from banks, federal funds sold, and interest earning deposits with banks, the recorded book value of $54,650,000 and $52,574,000 approximates fair value at December 31, 2004 and 2003, respectively. The estimated fair values of investment securities are based on quoted market prices, if available. Estimated fair values are based on quoted market prices of comparable instruments if quoted market prices are not available.

        The fair value of loans held-for-sale with recorded book values of approximately $3,792,000 and $51,859,000 at December 31, 2004 and 2003 are determined using an aggregate asset basis method and are carried at fair value.

        The fair values of loans that management intends to hold for the foreseeable future are estimated based on a discounted cash flow analysis using interest rates currently offered for loans with similar terms to borrowers of similar credit quality. The carrying value of accrued interest approximates fair value.

        The estimated fair values of demand deposits (i.e., interest and non-interest bearing checking accounts, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The fair value of variable rate certificates of deposit approximate their carrying amounts at the reporting date. The fair values of fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered to a schedule of aggregated expected monthly time deposit maturities. The carrying amount of accrued interest payable approximates its fair value.

	2004		2003
	Fair value	Carrying amount	Fair value	Carrying amount
	(in thousands)
Financial assets
Investment securities held-to-maturity	$1,533	$1,544	$775	$790
Investment securities available-for sale	94,112	94,775	102,882	102,882
Bank-owned life insurance	12,696	12,696	12,224	12,224
Loans	348,778	356,142	251,142	240,452
Financial liabilities
Deposits with no stated maturities	200,003	212,635	219,718	219,719
Deposits with stated maturities	275,247	275,242	196,451	196,441

        The fair values of securities under agreements to repurchase totaling approximately $1,105,000 and $1,099,000 are estimated to approximate their recorded book balances at December 31, 2004 and 2003, respectively.

        The fair value of commitments to extend credit is estimated based on the amount of unamortized deferred loan commitment fees. The fair value of letters of credit is based on the amount of unearned fees plus the estimated costs to terminate the letters of credit. Fair values of unrecognized financial instruments including commitments to extend credit and the fair value of letters of credit are considered immaterial.

NOTE N—STOCK-BASED COMPENSATION

        A summary of the status of the Company's fixed stock option plan for the years ended December 31, 2004, 2003 and 2002, and changes during the years ending on those dates is presented below:

        The summary of stock options for all periods presented excludes 1,371,200 options issued in connection with the 1999 First Bank acquisition, which have been deemed invalid by management.

	2004		2003		2002
	Number of shares	Weighted- average exercise price per share	Number of shares	Weighted- average exercise price per share	Number of shares	Weighted- average exercise price per share
Outstanding at beginning of year	310,458	$5.40	280,458	$5.05	284,742	$4.96
Options granted	1,020,000	10.00	30,000	8.61	—	—
Options exercised	(369,289)	6.16	—	—	—	—
Options forfeited	—		—	—	4,284	—

Outstanding and exercisable at end of year	961,169	9.62	310,458	$5.40	280,458	$4.96

        The following table summarizes information concerning options outstanding at December 31, 2004:

	Options outstanding
				Options exercisable
		Weighted- average remaining contractual life (years)
Range of exercise prices	Number outstanding at December 31, 2004		Weighted- average exercise price	Number exercisable at December 31, 2004	Weighted- average exercise price
$3.36 to $4.75	20,449	3.50	4.48	20,449	4.48
$8.61	15,000	8.83	8.61	15,000	8.61
$10.0	925,720	9.50	10.0	925,720	10.0

	961,169	7.28	9.62	961,169	9.62

NOTE O—EMPLOYEE BENEFIT PLANS

  1.    Defined Benefit Pension Plan

        The Company maintains a non-contributory defined benefit plan (the Pension Plan) covering all employees, as defined under the pension plan document. The Pension Plan calls for benefits to be paid to eligible employees at retirement based upon years of service with the Bank and compensation rates near retirement. Contributions to the Pension Plan reflect benefits attributed to employees' service. Pension Plan assets consist of common stock, investment grade corporate bonds and U.S. Government obligations. The Pension Plan was "frozen" in 1994 and benefits no longer accrue. No Pension Plan contributions were made in 2004, 2003, and 2002. No new employees will be eligible for participation.

        The following table sets forth the plans' required disclosures:

	December 31,
	2004	2003
Change in benefit obligation
Benefit obligation at beginning of year	$941,682	$823,080
Interest cost	63,771	61,548
Actual (loss) gain	(5,606)	69,150
Benefits paid	(94,552)	(12,096)

Increase due to the decrease in the discount rate	101,983	—

Benefits obligation at end of year	$1,007,278	$941,682

Change in plan assets
Fair value of plan assets at beginning of year	$823,171	$739,291
Actual return on plan assets	68,610	95,976
Employer Contributions	20,865

Benefits paid	(94,552)	(12,096)

Fair value of plan assets at end of year	$818,094	$823,171

Funded status	(189,184)	$(118,511)
Unrecognized actuarial gain	111,555	27,629
Unrecognized transition obligation	61,729	67,903

Accrued pension cost at end of year	$(15,900)	$(22,979)

	2004	2003	2002
Weighted-average assumptions as of December 31,
Discount rate	6.00%	7.00%	7.00%
Expected return on plan assets	7.00	7.00	7.00
	2004	2003	2002
Components of net periodic benefit cost (benefit)
Interest cost	$63,771	$61,548	$54,378
Expected return on plan assets	(58,294)	(50,867)	(55,793)
Amortization of transition amount	6,174	6,174	6,174
Amortization of gain		—	(1,361)

Net periodic benefit cost (benefit)	$11,651	$16,855	$3,398

        The asset allocation for the Bank's pension plans at the end of 2004 and 2003 and the larger allocation for 2005, by asset category, follows. The fair value of plan assets for those plans is $818,044 and $823,171 million at the end of 2004 and 2003, respectively.

	2005	2004	2003
Asset Category
Equity securities	90.00%	99.00%	99.00%
Cash	10.00%	1.00%	1.00%

Total	100%	100%	100%

        The Bank's pension plan assets are managed by Trustees of the Retirement Plan of the Bank. Assets are rebalanced at the end of each quarter. The Bank's investment strategy with respect to pension assets is to maximize return while protecting principal. The Trustees have the flexibility to adjust the asset allocation and move funds to the asset class that offers the most opportunity for investment returns.

        The accumulated benefit obligation at December 31, 2004 and 2003 was $1,007,728 and $941,682 respectively.

        Employer contributions and benefits paid in the above table include only those amounts contributed directly to, or paid directly from, plan assets. The expected employer contribution for 2005 is $21,106

        The long-term rate of return on assets was developed through analysis of historical market returns, current market conditions and the fund's past experience. Estimates of future market returns by asset category are lower than actual long-term historical returns in order to reflect current market conditions.

        Estimated future benefits payments are as follows:

(in thousands)
2004	$21,106
2005	27,943
2006	32,481
2007	56,627
2008	62,813
2009-2013	395,921

  2.    Cash (Deferred) Profit-Sharing Plan

        The Company has a profit-sharing plan (the 401(k) Plan) covering all employees, as defined under the plan document. Employees may contribute up to 15% of compensation, as defined under the plan document. In 2002, the 401(k) Plan was amended to include the Company matching employee contributions up to 3% of compensation. Prior to 2002, the Company made discretionary contributions. The Company contributed approximately $109,000, $104,000 and $106,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

  3.    Profit-Sharing Plan

        The Company has a profit-sharing plan (the Profit Sharing Plan) covering all employees, as defined under the plan document. Discretionary contributions to the profit sharing plan are determined annually by the Board of Trustees based upon net income, as defined under the plan document. Allocation of the contributions to employees is based upon annual compensation. The Company made no contributions to the profit sharing plan in 2004, 2003 and 2002.

  4.    Employee Stock Ownership Plan

        The Company has an Employee Stock Ownership Plan (ESOP) covering all employees, as defined under the plan document. The ESOP is a tax-qualified plan subject to the requirements of ERISA and the Code. The ESOP borrowed funds from an unrelated third party lender and used the funds to purchase 42,780 shares of the Company common stock, which was later converted into 110,046 shares of Company common stock. The ESOP borrowed $1,288,540 from the Company to purchase an additional 128,854 shares of Company common stock.

        The Company acquired 145,000 ESOP shares through the acquisition of Jade Financial Corp. and its wholly-owned subsidiary, IGA Federal Savings Bank. These shares were converted into 398,025 ESOP shares in which 79,605 shares were already allocated prior to the acquisition. As of the acquisition date 8,126.50 IGA ESOP shares converted to 22,307 shares were cashed out. As of December 31, 2003, 30,128 ESOP shares were paid out or rolled over to employees who are no longer with the Company. Of the 30,123 shares, the Company purchased 3,671 shares during 2003 and transferred them to treasury stock.

        Benefits under the ESOP generally become 100% vested after the third year of service or upon normal retirement (as defined in the ESOP), disability or death of the participant. If a participant terminates employment for any other reason prior to full vesting, his nonvested account balance will be forfeited. Forfeitures will be reallocated among remaining participating employees in the same proportion as contributions. Benefits may be payable upon death, retirement, early retirement disability or separation from service. The Company accounts for it ESOP in accordance with SOP 93-6. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the allocated shares are included in outstanding shares for EPS purposes. The Bank's contributions to the ESOP recorded as compensation expense or (benefit) for the years ended December 31, 2004, 2003 and 2002 were approximately$ 436,000, $456,000, and $496,000, respectively.

        In October 2004, the ESOP refinanced its outstanding loan at a lower interest rate.

        Information with respect to the ESOP at December 31, are as follows:

	2004	2003
Allocated shares	198,122	222,558
Unreleased shares	254,094	282,327

Total ESOP shares	452,216	504,885

Fair value of unreleased shares	$3,507,000	$2,993,000

  5.    Supplemental Executive Retirement Plan

        In the third quarter of 2004 First Penn Bank established a nonqualified, noncontributory Supplemental Executive Retirement Plan (the "Executive Plan") for certain executives that provide for payments upon retirement, death or disability. The annual benefit is based on annual salary and bonuses (as defined in the Executive Plan) plus interest. Expense related to the Executive Plan included in the consolidated statements of income is approximately $285,000 for the year ended December 31, 2004.

        Net periodic defined benefit pension expense for the year ended December 31, 2004 included the following components (in thousands):

2004
Service cost	$279,000
Interest cost	6,000
Expected return on plan assets	0
Amortization of prior service cost	0
Amortization of unrecognized net actuarial loss	0

Net periodic benefit expense	$285,000

        We currently expect to contribute approximately $285,000 to the Executive Plan with respect to 2004. We made contributions of $0 to the plan for the year ended December 31, 2004.

  6.    Restricted Stock Awards

        During the year ended December 31, 2004, PSB issued 200,000 shares of restricted stock. The shares vest at a rate of 20% on each of five annual vesting dates, with an initial vesting date of June 17, 2005. The market price of PSB's Common Stock on the date of grant was $10.00 per share.

        Shares issued upon vesting may be either authorized but unissued shares or reacquired shares held by the Company as treasury shares. Expense is recognized for shares awarded over the vesting period at the fair market value of the shares on the date they were awarded. Compensation expense attributable to the restricted stock awards amounted to $236,000 for the year ended December 31, 2004.

  7.    Management Recognition Plan

        The 1995 and 1998 Management Recognition Plans (the MRP Plans) provide certain senior executive officers of the Company with a propriety interest in the Company. Benefits may be granted at the sole discretion of the Compensation Committee of the Company's Board of Trustees. The MRP Plans are managed by trustees who are directors of the Company and who have responsibility to invest all funds contributed by the Company to the trust created for the MRP Plans. The Company contributed approximately $254,000 to the 1995 MRP, which enabled the 1995 MRP to purchase 21,390 shares of the Company common stock in 1996 that were later converted into 55,023 shares of Company common stock. Under the 1998 MRP, the Company, contributed $322,500 to enable the MRP to purchase up to 181,384 shares of the Company common stock. Unless the Compensation Committee of the Board specifies otherwise, shares granted to MRP Plan participants will be in the form of restricted stock that vest over a five-year period at the rate of 20% of such shares per year. Compensation expense in the amount of the fair market value of the common stock at the date of grant to the employee will be recognized pro rata over the five years during which the shares vest. At December 31, 2002, all shares under the MRP have been allocated. The Company recorded compensation expense of approximately $64,500, $64,500 and $64,500 for the years ended December 31, 2004, 2003 and 2002, respectively, for the MRP.

        State banking statutes restrict the amount of dividends on capital stock. Accordingly, no dividends shall be paid by the Company on its capital stock unless following the payment of such dividends, the capital stock of the Company will be unimpaired, and (1) the Company will have a surplus of not less than 50% of its capital, or, if not, (2) the payment of such dividend will not reduce the surplus of the Company.

        The Company and the Bank entered into a Memorandum of Understanding (MOU) with the Federal Reserve Bank of Philadelphia (Federal Reserve) during the second quarter of 2003. The terms of the MOU the Company and the Bank cannot declare dividends, the Company may not redeem any of its own stock and the Company cannot incur any additional debt other than in the ordinary course of business, in each case, without the prior written approval of the Federal Reserve. Other expected provisions will require the Company and the Bank to: (i) improve credit and operational risk management practices, (ii) improve their multi-year strategic planning and budgeting processes, (iii) make periodic reports to the Federal Reserve regarding compliance with the MOU, (iv) conduct a management study, and (v) appoint a committee of independent directors to monitor compliance with the MOU. The MOU required the Bank to increase its reserve for loan losses, an action that the Bank took during the fourth quarter of 2002 and is reflected in the Company's consolidated financial statements for the year ended December 31, 2002. The Company and the Bank do not believe that the existence of the MOU or its anticipated provisions will have a material adverse effect on their consolidated financial position or results of operations, and management believes they have complied with all the provisions of the MOU.

NOTE P—REGULATORY MATTERS

        The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory—and possibly additional discretionary—actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). As of December 31, 2003, management believes that the Company meets all capital adequacy requirements to which it is subject.

        As of September 30, 2004, the most recent notification from the Reserve Bank of Philadelphia categorized the Bank adequately capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

        The Company's and Bank's actual capital amounts and ratios are as follows:

	Actual		For capital adequacy purposes		To be well- capitalized under prompt corrective action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of December 31, 2004:
Total capital (to risk-weighted assets)
Company	$54,364	15.49%	$28,082	≥8.00%	N/A	N/A
Bank	$43,095	12.34%	$27,930	≥8.00%	$34,912	≥8.00%
Tier I capital (to risk-weighted assets)
Company	$51,207	14.59%	$14,041	≥4.00%	N/A	N/A
Bank	$39,938	11.44%	$13,965	≥4.00%	$20,947	≥8.00%
Tier I capital (to average assets)
Company	$51,207	9.53%	$21,489	≥4.00%	N/A	N/A
Bank	$39,938	7.48%	$21,361	≥4.00%	$26,701	≥8.00%
	Actual		For capital adequacy purposes		To be well- capitalized under prompt corrective action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of December 31, 2003:
Total capital (to risk-weighted assets)
Company	$48,987	16.22%	$24,162	≥8.00%	N/A	N/A
Bank	$40,463	13.47%	$24,024	≥8.00%	$30,030	≥10.00%
Tier I capital (to risk-weighted assets)
Company	$45,918	15.20%	$12,081	≥4.00%	N/A	N/A
Bank	$37,394	12.45%	$12,012	≥4.00%	$18,018	≥6.00%
Tier I capital (to average assets)
Company	$45,918	9.72%	$18,898	≥4.00%	N/A	N/A
Bank	$37,394	7.94%	$18,830	≥4.00%	$23,538	≥5.00%

NOTE Q—SELECTED QUARTERLY CONSOLIDATED FINANCIAL DATA (UNAUDITED)

	Three months ended
	Dec. 31, 2004	Sept. 31, 2004	June 30, 2004	March 30, 2004
	(in thousands, except per share data)
Interest income	$8,084	$6,742	$6,929	$6,234
Interest expense	2,444	2,292	1,942	1,803

Net interest income	5,640	4,450	4,987	4,431

Provision for loan losses	145	90		0
Non-interest income	507	997	1,074	1,073
Non-interest expenses	4,971	4,963	5,312	4,658

Net effect of Ironbridge Consolidation	28

Income before income tax expense	1,119	394	749	846
Income tax expense	362	134	265	275

Net income	$757	$260	$484	$569

Earnings per share
Basic	$0.17	$0.06	$0.11	$0.13
Diluted	$0.14	$0.05	$0.09	$0.12
	Three months ended
	Dec. 31, 2003	Sept. 31, 2003	June 30, 2003	March 31, 2003
	(in thousands, except per share data)
Interest income	$7,419	$6,644	$7,157	$7,107
Interest expense	1,941	2,129	2,536	2,969

Net interest income	5,478	4,515	4,621	4,138
Provision for loan losses		0	45

Non-interest income	619	483	598	468
Non-interest expenses	5,307	4,330	4,277	3,932

Income before income tax expense	790	668	897	674
Income tax expense	296	221	302	205

Net income	$494	$447	$595	$469

	Three months ended
	Dec. 31, 2003	Sept. 30, 2003	June 30, 2003	March 31, 2003
	(in thousands, except per share data)
Earnings per share
Basic	$0.11	$0.11	$0.14	$0.11
Diluted	$0.11	$0.10	$0.14	$0.11

NOTE R—CONDENSED FINANCIAL INFORMATION—PARENT COMPANY ONLY

        Condensed financial information for PSB Bancorp, Inc. (parent company only) follows:

BALANCE SHEET

	December 31,
	2004	2003
	(in thousands)
ASSETS
Cash	$8,486	$6,228
Investment in subsidiaries	40,737	38,245
Equity investments in unconsolidated subsidiaries	—	1,570
Other assets	3,082	1,263

Total assets	$52,305	$47,306

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Other liabilities	$148	$183
Stockholders' equity	52,157	47,123

Total liabilities and stockholders' equity	$52,305	$47,306

STATEMENT OF EARNINGS

	Year ended December 31,
	2004	2003	2002
	(in thousands)
INCOME
Dividend income from subsidiaries	$—	$136	$155
Interest income	70	74	157
Other income	—	383	454

Total income	70	593	766

EXPENSES
Interest	—	—	—
Other	728	649	655

Total expenses	728	649	655

Income (loss) before undistributed earnings of subsidiaries	(658)	(56)	111
Undistributed earnings of subsidiaries	2,728	2,061	3,035

NET INCOME	$2,070	$2,005	$3,146

NOTE R—CONDENSED FINANCIAL INFORMATION—PARENT COMPANY ONLY

STATEMENT OF CASH FLOWS

	Year ended December 31,
	2004	2003	2002
	(in thousands)
Cash flows from operating activities
Net income	$2,070	$2,005	$3,146
Adjustments to reconcile net income to net cash (used in) provided by operating activities
Undistributed earnings from subsidiaries	(2,728)	(2,444)	(3,035)
Net change in other assets and liabilities	542	359	(185)

Net cash used in operating activities	(116)	(80)	(74)

Cash flows from investing activities
Net cash provided by investing activities	—	—	1,138
Cash flows from financing activities
Proceeds from issuance of common stock	2,397
Repayment of long-term debt	—	—	(2,150)
Treasury stock acquired	(23)	(29)	—
Net cash (used in) provided by financing activities	2,374	(29)	(2,150)

NET (DECREASE) INCREASE IN CASH	2,258	(109)	(1,086)
Cash at beginning of year	6,228	6,337	7,423

Cash at end of year	$8,486	$6,228	$6,337

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Financial Statements and Report of Independent Registered Public Accounting Firm PSB Bancorp, Inc. and Subsidiaries December 31, 2004, 2003 and 2002
CONTENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PSB BANCORP, INC. AND SUBSIDIARIES Consolidated Balance Sheets
PSB BANCORP, INC. AND SUBSIDIARIES Consolidated Statements of Income
PSB BANCORP, INC. AND SUBSIDIARIES Consolidated Statement of Changes in Stockholders' Equity Years ended December 31, 2004, 2003 and 2002 (Dollars in Thousands)
PSB BANCORP, INC. AND SUBSIDIARIES Consolidated Statements of Cash Flows
PSB BANCORP, INC. AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2004, 2003 and 2002
BALANCE SHEET
STATEMENT OF EARNINGS
STATEMENT OF CASH FLOWS